Exhibit 99.1

The AZEK® Company Announces Closing of Public Offering and Full

Exercise of Underwriters’ Option to Purchase Additional Shares

Chicago, Ill., January 26, 2021 – The AZEK Company Inc. (NYSE: AZEK) (“AZEK”) announced today the closing of an underwritten public offering of 23,000,000 shares of its Class A common stock, including the exercise in full by the underwriters of their option to purchase up to 3,000,000 additional shares of Class A common stock, in each case sold by certain of its selling stockholders, at a price to the public of $40.00 per share. AZEK did not receive any proceeds from the sale of the shares of Class A common stock.

Barclays, BofA Securities, Goldman Sachs & Co. LLC and Jefferies acted as joint lead book-running managers for the offering. Citigroup, Credit Suisse, Deutsche Bank Securities and RBC Capital Markets acted as joint book-running managers, and B. Riley Securities, Baird, Stephens Inc., Stifel, Truist Securities and William Blair acted as co-managers for the offering.

A registration statement relating to the offering was declared effective by the Securities and Exchange Commission on January 21, 2021. The offering was made only by means of a prospectus. Copies of the final prospectus relating to the offering may be obtained from:

•	Barclays, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, by telephone at (888) 603-5847 or by email at barclaysprospectus@broadridge.com;

•	BofA Securities, NC1-004-03-43; 200 North College Street, 3rd Floor, Charlotte, North Carolina 28255-0001, Attention: Prospectus Department or by email at dg.prospectus_requests@bofa.com;

•

Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, by telephone at (866) 471-2526, by facsimile at (212) 902-9316 or by email at prospectus-ny@ny.email.gs.com; or

•	Jefferies, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone at (877) 821-7388 or by email at Prospectus_Department@Jefferies.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About The AZEK® Company

The AZEK® Company Inc. is an industry-leading manufacturer of beautiful, low-maintenance residential and commercial building products, committed to innovation, sustainability and research & development. Headquartered in Chicago, Illinois, the company operates manufacturing facilities in Ohio, Pennsylvania and Minnesota.

Investor Relations:

Solebury Trout

312-809-1093

ir@azekco.com

Media:

Lisa Wolford

917-846-0881

lwolford@soleburytrout.com

Source: The AZEK Company Inc.